Exhibit: March 1, 2008 Unaudited Proforma Balance Sheet

Multiband Corporation
Consolidated
March 1, 2008
(Unaudited)

	Multiband	Michigan Microtech	Multiband/MMT
	Consolidated	Purchase	Consolidated
	(Unaudited)	(Unaudited)	(Proforma)

Assets
Current Assets
Cash and cash equivalents	$690,066		$690,066
Accounts receivable, net	1,567,317		1,567,317
Inventory	140,342		140,342
Other current assets	171,277		171,277
Note receivable - current, net	59,861		59,861
Total current assets	2,628,863		2,628,863

Property and equipment, net	1,617,685		1,617,685

Other assets
Goodwill	16,757		16,757
Intangible assets, net	3,993,542		3,993,542
Other long term assets	153,309		153,309
Investment in unconsolidated subsidiary	0	6,100,000	6,100,000
Total other assets	4,163,608	6,100,000	10,263,608

Total assets	8,410,156	6,100,000	14,510,156

Liabilities and Stockholders' Equity

Current liabilities
Short-term debt and Mandatory Redeemable Preferred	215,256		215,256
Current portion of capital lease obligations	225,291		225,291
Current portion of long-term debt	1,658,342		1,658,342
Accounts payable	3,117,889		3,117,889
Accrued liabilities	2,485,970		2,485,970
Customer deposits	60,582		60,582
Deferred revenue	197,626		197,626
Total current liabilities	7,960,956		7,960,956

Long-term liabilities
Long-term debt, net	69,586	2,246,000	2,315,586
Capital lease obligations, net of current portion	218,042		218,042
Total liabilities	8,248,584	2,246,000	10,494,584

Stockholders' Equity
Cumultative convertible preferred stock, no par value:
Common stock, no par value	29,567,893	3,854,000	33,421,893
Preferred stock - Class A	371,708		371,708
Preferred stock - Class B	35,700		35,700
Preferred stock - Class C	1,543,352		1,543,352
Preferred stock - Class F	1,500,000		1,500,000
Preferred stock - Class G	111,468		111,468
Stock subscriptions receivable	(133,608)		(133,608)
Options and warrants	45,978,454		45,978,454
Dividends paid	(2,301,630)		(2,301,630)
Accumulated deficit	(76,511,765)		(76,511,765)
Total stockholders' equity	161,572	3,854,000	4,015,572

Total liabilities and stockholders' equity	8,410,156	6,100,000	14,510,156